Exhibit (d)(3)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Sub-Advisory Agreement effective as of January 15, 2020, (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Adviser”) and Massachusetts Financial Services Company d/b/a MFS Investment Management, a corporation organized under the laws of the State of Delaware (“MFS” or “Sub-Adviser”).

FMG LLC and MFS agree to modify the Investment Sub-Advisory Agreement dated as of November 13, 2019, as amended (“Agreement”) as follows:

1.    Name Change. The name of the EQ/Science and Technology Portfolio will change to EQ/MFS Technology II Portfolio.

2.    Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which MFS is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

3.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		MASSACHUSETTS FINANCIAL SERVICES COMPANY d/b/a MFS INVESTMENT MANAGEMENT

By:	/s/ Kenneth Kozlowski	By:	/s/ Carol Geremia
	Kenneth Kozlowski		Name: Carol Geremia
	Director, Executive Vice President and Chief Investment Officer		Title: President

APPENDIX A

TO

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT WITH

MASSACHUSETTS FINANCIAL SERVICES COMPANY (D/B/A MFS INVESTMENT MANAGEMENT)

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate

International Portfolios, which shall consist of the EQ/MFS International Growth Portfolio and Other Allocated Portion(s)^ identified directly below (collectively, referred to as “International Portfolios”):

EQ/International Core Managed Volatility Portfolio*,^

0.45% of the International Portfolios’ average daily net assets up to and including $500 million; 0.40% of the International Portfolios’ average daily net assets in excess of $500 million and up to and including $1 billion; 0.375% of the International Portfolios’ average daily net assets in excess of $1 billion and up to and including $2 billion; and 0.35% of the International Portfolios’ average daily net assets over $2 billion.***

EQ/Large Cap Value Managed Volatility Portfolio*	0.40% of the Sub-Adviser Allocation Portion’s average daily net assets up to and including $300 million; 0.375% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $300 million and up to and including $600 million; and 0.35% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $600 million.**

EQ/MFS International Value Portfolio	0.50% of the Portfolio’s average daily net assets up to and including $250 million; 0.45% of the Portfolio’s average daily net assets in excess of $250 million and up to and including $500 million; 0.40% of the Portfolio’s average daily net assets in excess of $500 million and up to and including $1 billion; and 0.375% of the Portfolio’s average daily net assets in excess of $1 billion.**

EQ/MFS Utilities Series Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $200 million; 0.375% of the Portfolio’s average daily net assets in excess of $200 million and up to and including $400 million; and 0.35% of the Portfolio’s average daily net assets in excess of $400 million.**

EQ/MFS Mid Cap Focused Growth Portfolio	0.375% of the portfolio’s average daily net assets up to and including $250 million; 0.325% of the portfolio’s average daily net assets in access of $250 million and up to and including $500 million; and 0.30% of the portfolio’s average daily net assets in excess of $500 million.**

Technology Portfolios, which shall include the following Portfolios (collectively referred to as “Technology Portfolios”)

EQ/MFS Technology II Portfolio (formerly, EQ/Science and Technology Portfolio)

EQ/MFS Technology Portfolio

0.50% of the Technology Portfolios’ average daily net assets up to and including $100 million; 0.475% of the Technology Portfolios’ average daily net assets in access of $100 million and up to and including $250 million; 0.425% of the Technology Portfolios’ average daily net assets in access of $250 million and up to and including $500 million; and 0.40% of the Technology Portfolios’ average daily net assets in excess of $500 million.****

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Portfolio or Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio or Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

***

The daily sub-advisory fee for the International Portfolios is calculated by multiplying the aggregate net assets of the International Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the International Portfolios that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the International Portfolios, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.

^

Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by the Adviser and advised by the Sub-Adviser, which are classified as “International Portfolios.”

****

The daily sub-advisory fee for the Technology Portfolios is calculated by multiplying the aggregate net assets of the Technology Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Technology Portfolios that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Technology Portfolios, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.